Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-07
and 333-228592

**PX/DETS** $2bn^ Honda Prime Loan ABS

Joint Active Bookrunners: Barclays (str), BNP, Citi, SMBC, TD, Wells Fargo
Co-Managers: BNY, JPM

Anticipated Capital Structure:

CL	TOT$AMT	OFF$AMT	WAL	Rtgs (S/F)	L.FNL	BENCH	SPRD	YLD%	CPN%	PX
A-1	504.000	478.800	0.28	A-1+/F1+	10/21	IntL	+ -4	0.18877%	0.18877%	100
A-2	724.000	687.800	1.00	AAA/AAA	02/23	EDSF	+ 5	0.277%	0.27%	99.99317
A-3	724.000	687.800	2.20	AAA/AAA	10/24	IntS	+ 16	0.377%	0.37%	99.98531
A-4	153.264	145.600	3.14	AAA/AAA	04/27	IntS	+ 24	0.469%	0.46%	99.97341

^Transaction size based on offered bonds.

Expected Settle: 9/29/2020	Registration: SEC-REG
First Pay Date: 10/19/2020	ERISA Eligible: Yes
Expected Ratings: S&P, Fitch	Min Denoms: $1k / $1k
Ticker: HAROT 2020-3	Bill & Deliver: Barclays
Expected Pricing: PRICED

- Materials -

* Prelim Prospectus: Attached

* Ratings FWP: Attached

* IntexNet/CDI Dealname: bcgharot_2020-3_base Password: 33Y2

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the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.